Exhibit 99.2
Transcript
March 3, 2011 GEF — Q1 2011 Greif Inc. Earnings Conference Call
Corporate Participants
Deb Strohmaier
Greif Inc. — VP of Communications
Mike Gasser
Greif Inc. — Chairman of the Board and CEO
Rob McNutt
Greif Inc. — SVP and CFO
David Fischer
Greif Inc. — President and COO
Conference Call Participants
Jim Lucas
Janney Capital Markets — Analyst
Ghansham Panjabi
Robert W. Baird — Analyst
Chris Manuel
KeyBanc Capital Markets — Analyst
Steve Chercover
D.A. Davidson & Co. — Analyst
Presentation
Operator
Greetings and welcome to the Greif Inc. first-quarter earnings results conference call. At this time, all participants are in a listen-only mode. A brief question and answer session will follow the formal presentation. (Operator Instructions)
As a reminder, this conference is being recorded. It is now my pleasure to introduce your host Deb Strohmaier with Greif Inc. Thank you. Ms. Strohmaier, you may begin.
Deb Strohmaier — Greif Inc. — VP of Communications
Good morning. As a reminder, you may follow this presentation on the web at Greif.com in the Investor Center under Conference Calls. If you don’t already have the earnings release, it is also available on our website. We are on slide two.
The information provided during this morning’s call contains forward-looking statements. Actual results or outcomes may differ materially from those that may be expressed or implied.
Some factors that could cause the results or outcomes to differ are on slide two of this presentation and the Company’s 2010 Form 10-K and in other Company SEC filings as well as Company earnings news releases. As noted on slide three, this presentation uses certain non-GAAP financial measures including those that exclude special items such as restructuring charges and acquisition related costs.
Management believes the non-GAAP measures provide a better indication of operational performance and a more stable platform on which to compare the historical performance of the Company than the most nearly equivalent GAAP data. All non-GAAP data in the presentation are indicated by footnote. Tables showing the reconciliation between GAAP and non-GAAP measures are available at the end of this presentation and in the first quarter 2011 earnings release.

Transcript
March 3, 2011 GEF — Q1 2011 Greif Inc. Earnings Conference Call
Giving prepared remarks today are Chairman and CEO Mike Gasser; and Senior Vice President and CFO Rob McNutt. President and COO David Fischer is also here for the question and answer session. I will now turn the call over to Mr. Gasser.
Mike Gasser — Greif Inc. — Chairman of the Board and CEO
Thank you Deb. Good morning everyone and thank you for joining our conference call today.
Before we get into the details of the quarter, I want to introduce the newest member of our executive team, Rob McNutt. Rob came here from Boise and has been with Greif for about six weeks and in that time has immersed himself in our businesses and our operations.
He visited a number of our manufacturing facilities in the United States and flexible factories in Turkey and attended an investor conference. I know he has a busy schedule planned as he continues to familiarize himself with the many stakeholders of our Company. He is a tremendous addition and I publicly want to welcome him to Greif.
Now for those of you following this presentation on the Web, we are on slide number four. All of our businesses performed very well during the quarter.
The topline growth in our Flexible segment was even higher than expected. Our record first-quarter net sales of nearly $944 million were the results of increased volume in our Rigid Packaging business, improved pricing in our Paper Packaging business and the 12 acquisitions completed last year.
We also benefited from further execution of the Greif Business System which creates operational and commercial efficiencies and contracts with pass-through clauses that began to mitigate the rising raw material costs late in the quarter. We continue to execute our growth strategy as well concentrating on integrating the acquisitions we made and ensuring the Greif Business System is in full effect.
Considering that the first quarter is seasonally slow and there remains a lag between rising costs and the trigger of cost pass-through agreements, all in all we are pleased by the strong results reported by our operations. Please go to slide five.
As we mentioned last quarter, our focus in 2011 is centered on four goals. Delivering record sales, earnings and top quartile returns. We are off to a great start with the record net sales and record gross profit for the first quarter.
Optimize, expand and leverage the Greif Business System. We continue to conduct center of excellence courses and leadership training. In the first quarter Greif employees from several plants completed courses in Houston, Istanbul, Shanghai, and Latin America.
Further intensify customer cost and cash focus. During the quarter, we kicked off an institutional administrative excellence program based on the same lean principles of the Greif Business System.
The first deep dive resulted in more than 350 potential projects. You will hear more about this as time goes on.
Finally, maintain financial flexibility. The financing put in place at the very end of fiscal 2010 put us in an ideal position to support our growth strategy.
Speaking of strategy, I talked before about our strategy and how it developed. Every three to four years, we appoint a team comprising some of our stellar performers from around the world to conduct a deep dive into our strategy and what it should be for the next few years.

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March 3, 2011 GEF — Q1 2011 Greif Inc. Earnings Conference Call
The output of our first two teams have been indispensable to our growth. Our entry into the flexible products and reconditioned industrial packaging markets, expansion in emerging markets, product line extensions in Latin America, and industry consolidation were in line with the strategies developed by our 2008 strategy team.
A new team has been appointed and in April will begin working on their assignment, to develop the strategy that will take us to 2015. We’re looking forward to their report and recommendations later this year.
Now to slide six. Sustainability is part of the Greif way, one of our core values. It is the way we do business.
We believe sustainability is an equal balance of actions that are good for the environment and bring value to our shareholders. If it is one or the other, then you don’t have sustainability.
Our customers are increasingly asking us what are we doing in this area. They want to know because they see very game-changing forces at work on their businesses.
They are seeing customers’ demand for sustainable products and practices, regulatory actions, and they need to attract the next generation of talent, even their ability to make a profit. To intensify our focus on sustainability, last year we introduced the Greif Global Sustainability Award.
We received 30 nominations. Just from these 30, we documented that we averted the release of 118 million pounds of CO2, eliminated 3.6 million pounds of waste going into landfills and reduced water consumption by 1.5 million gallons. We saved $17 million in the process. And that is just part of our sustainability savings.
During the quarter, we selected our entire Latin America strategic business unit as the first winner of our sustainability award. They saw the benefit of sustainability years ago and have since effected a cultural change among their employees, generating a passion for conservation at work and at home.
Runners-up were Delta and our plants in the United Kingdom. Delta is using refined base oils and glycol in coolant which is a global market of 800 million gallons of anti-freeze and a global market of 3 billion gallons. UK has reduced its energy input per drum by almost 50%. They say they can go lower and I believe they will.
These are a few examples of what is going on in our Company every day. We are positioning ourselves for sustainable success well into the future. Now Senior Vice President and Chief Financial Officer Rob McNutt will provide you with an update of our financial results.
Rob McNutt — Greif Inc. — SVP and CFO
Thank you, Mike, and good morning. I’m on slide seven. Slide 7 shows our first-quarter 2011 results.
Higher sales volumes that were largely due to growth in Rigid Packaging and acquisitions as well as higher selling prices drove the 33% increase in net sales over last year to $944 million. Gross profit increased to $176 million from $138 million over the same period. Gross profit margin decreased 70 points because of a shift in product mix and higher raw material costs.
As the Company has noted in the past, the Flexible Packaging businesses we have recently acquired have lower margins than our legacy business at this time. Although through rationalization, application of the Greif Business System and the opening of the KSA fabric hub planned for 2012, we expect those margins to improve significantly over time. So while the revenue side of the Flexible business has been positive in the short-term as expected, it hasn’t shown up in the bottomline at this point.

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March 3, 2011 GEF — Q1 2011 Greif Inc. Earnings Conference Call
In the Rigid Packaging segment, contractual cost pass-through mechanisms began to offset the increase in raw materials costs late in the quarter. Acquisition related costs and higher compensation costs in the form of performance-based incentive accruals driven in large part by higher share price caused SG&A expenses to increase to $107 million from $82 million last year.
Still, SG&A as a percentage of net sales decreased to 11.3% from 11.6%. We’re maintaining our focus on this metric and as Mike mentioned earlier, an administrative excellence program is being embedded as part of the Greif Business System.
Operating profit before special items was $80 million compared with $67 million last year primarily attributable to our Paper Packaging and Flexible businesses. The higher level of debt incurred for the 12 acquisitions completed in 2010 caused net interest expense to increase nearly $2 million to about $17 million for the quarter.
We also recorded a higher book tax rate in the quarter of 24.6% compared with a 20.2% book tax rate last year because of a shift in our global product mix and the absence of last year’s alternative fuel tax credit. That 24.6% book tax rate is higher than previously anticipated because of timing related to the book recognition of certain tax benefits.
But we do not anticipate a negative impact on cash taxes for 2011. So while the book tax rate is higher than expected, the cash taxes have not moved from previous guidance.
Net income before special items was $50 million compared with $38 million last year. On slide eight you can see net sales for the Rigid Packaging segment were $654 million up from $565 million last year as a result of higher sales volumes and higher selling prices.
Operating profit before special items decreased $7 million because of a lag in the pass-through of higher steel costs and higher performance based incentive accruals. Turning to slide nine, the increase in Flexible segment’s net sales to $128 million from $11 million last year was due to the acquisitions of the four flexible IBC companies in 2010. Operating profit before special items increased to $9 million from $3 million for the same reason.
Now on slide 10, net sales of $157 million for Paper Packaging compared with $128 million last year due to higher sales volumes and selling prices for all of the segment’s products. Operating profit before special items increased to $19 million from $4 million last year primarily because of higher sales and improved pricing which were partially offset by higher raw material costs.
As shown on slide 11, Land Management net sales of $5 million was nearly equal to the same period last year as was operating profit of $3 million. Please turn to slide 12.
During the quarter net debt increased to $1 billion at quarter-end primarily due to normal seasonal working capital increases with raw material cost inflation, capital expenditures and typical year-end cash payments such as performance-based incentives. Capital expenditures were $41 million compared with $34 million in the same quarter last year.
We expect capital expenditures to be approximately $140 million for the year excluding timberland purchases and acquisitions. Please go to slide 13.
We anticipate a gradual improvement in sales volumes over last year as the economy continues to recover. We also expect positive contributions from the acquisitions and further cost savings and productivity gains from the Greif Business System.
With the previously mentioned contractual cost pass-through mechanisms, we expect to mitigate recent cost increases in key raw materials especially in cold rolled steel and high density polyethylene. As mentioned, the book tax rate we recognized in Q1 was higher than previously anticipated.
Therefore we are adjusting our fiscal 2011 earnings guidance to $4.50 to $4.75 per diluted Class A share. So to briefly review, our strong operating results for the quarter were somewhat offset by below-the-line book items.

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March 3, 2011 GEF — Q1 2011 Greif Inc. Earnings Conference Call
That concludes my remarks. Mike, Dave, and I will now take your questions.
Questions & Answers
Operator
(Operator Instructions) Jim Lucas, Janney Capital Markets.
Jim Lucas — Janney Capital Markets — Analyst
Couple questions here. First I just wanted to flesh out a little bit more on the pass-through and the inflationary environment which doesn’t appear to be showing any signs of letting up soon, and what the margin squeeze that you got in Rigid in the first quarter, can you just from a timing perspective add a little bit of color on what you’re seeing going into the second quarter from getting those pass-throughs?
Mike Gasser — Greif Inc. — Chairman of the Board and CEO
Yes, Jim, this is Mike. As you know, 50% of our business is under contract and all the contracts have raw material reopeners. So as raw materials go up or down, contractually the sales price gets adjusted.
As we have said historically, there can be a lag on the up and down depending on when raw materials go up because there’s set dates when the contracts will reopen. This quarter has been an unusual quarter because of the significant inflationary cost increases especially in steel.
Steel has gone up $200 to $250 per ton during the quarter. And so we got caught a little bit in the quarter. It is a timing issue really. The operating results were actually quite good.
And as those contracts roll over to that reopener, then the prices will go up. And so historically we see that there could be a gap on the upside and then that same gap normally comes on the downside.
So it’s really that. Just for reference sake, Jim, we buy as we said before about 1.2 million tons of steel globally. So you know if you say you buy the same amount per month which you don’t do, but it would be 100,000 tons per month. And you could do the math of what 100,000 tons at $200 would do to you. So you could see the effect that would have.
Jim Lucas — Janney Capital Markets — Analyst
So from the reopener standpoint, you know, where do we stand now that we are one-third through the quarter? Has that window opened? And again just trying to get a better feel for where we are from — because it is a timing issue of recapturing some of that.
Mike Gasser — Greif Inc. — Chairman of the Board and CEO
Yes, the majority of the contracts have — the reopener has hit and the contracts have automatically raised. And I can’t give you 100%, Jim, because there are different timings of contracts.
But the majority have reopened, and so the pass-through has gone through. If raw materials continue to go up, then we will continue to catch up a little bit on that. So we really can’t predict what steel is going to do for the next three months or so.

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March 3, 2011 GEF — Q1 2011 Greif Inc. Earnings Conference Call
So if it continues to go up, we may still be behind the curve. But again we have to realize this is a timing issue. When it peaks, then we will catch up and will have the advantage on the downside of that.
Jim Lucas — Janney Capital Markets — Analyst
Okay, that’s helpful. And on the Flexible side, could you give us a little bit of update on just how the integration of the deals are progressing? Any sort of anecdotal color you can share with us? In particular, any updates on the new Saudi facility?
David Fischer — Greif Inc. — President and COO
Yes, Jim, this is David. We are very pleased with the progress we have made to date on the integration. Not only have we captured the early synergies from the first acquisition at the rate or slightly higher than we had originally anticipated, we’re starting to see some of the benefits of having the entire network of all three of the production businesses put together and the synergies from the Greif Business System we anticipate to be at least as good as what we said and come at least as fast as what we had said given now that we have had let’s say six months under our belt of having all three facilities.
As far as the Saudi hub, we are moving dirt. We are digging the foundation for the facility. We did lose about three months along the way that we mentioned in the past quarter’s conference call. But we are on track to start that facility up by mid-2012 and don’t expect any major delays in that scheduled to get that up and running and producing fabric.
Jim Lucas — Janney Capital Markets — Analyst
Okay, that’s helpful. And final question for me, you gave some good color on the geographic sales mix, but any color you can provide from an end market standpoint of what you are seeing in terms of any particular markets that are doing better than expected or potentially lagging?
Mike Gasser — Greif Inc. — Chairman of the Board and CEO
We’re really not seeing — I mean our product — our customer mix is pretty much similar to how it’s been in the past with chemicals being the dominant, with food and agriculture. So we’re not really seeing a big switch geographically, Jim.
Operator
Ghansham Panjabi, Robert W. Baird.
Ghansham Panjabi — Robert W. Baird — Analyst
Since you don’t provide quarterly guidance, I’m trying to get a sense as to whether the operational results for the first quarter, kind of putting the tax rate aside for a minute. Was the first quarter in line with your estimates on the EBIT line and if not, were there any sort of surprises one way or the other?
Rob McNutt — Greif Inc. — SVP and CFO
We don’t give quarterly guidance, you’re right. We were pleased with our operating performance. Let me just go that direction.
Knowing that we had high increases in costs, so we were pleased with the operating results from that standpoint. SG&A was a little bit higher because of some timing issues than expected, but we anticipate those were timing issues.

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March 3, 2011 GEF — Q1 2011 Greif Inc. Earnings Conference Call
And the tax rate is the main reason that we had the biggest difference out there.
Ghansham Panjabi — Robert W. Baird — Analyst
Gotcha, and just as a follow-up to the last question, can you help us bridge the year over year movement in operating profit in Rigid Packaging? It’s about an $8 million differential year over year and a 6% increase in volumes.
How much of that was behind in the price cost curve, your incentive accruals? And also can you please touch on mix as well? Did you sell a little bit more — slightly different product mix versus a year ago that could explain the margin compression there too?
Rob McNutt — Greif Inc. — SVP and CFO
This is Rob. A couple of different things happened in the rigids. Again as you mentioned, the volumes strengthening and a bit of a steel price squeeze at the tail end of the quarter that as Mike said, we started to recover.
Also had a bit higher SG&A expenses as Mike mentioned. And if you look at those SG&A expenses, that’s a non-insignificant component of that, a lot of that is timing related. If you cut through, there’s a long-term incentive bonus which is a stock-based bonus. It’s based on the stock price times the number of shares. That’s about $2.5 million of that delta.
We had higher medical costs for the quarter over quarter and a little bit of pension with that. And that’s about $2 million of the delta. Those are harder to predict, but the typically calendar year-end, you see a little bit of increase in medical as people are trying to use up their healthcare savings accounts and so forth.
Then there’s about $2.5 million of real timing differences that shouldn’t be repeating. So that’s the bulk of the SG&A cost delta there in the Rigid business.
Ghansham Panjabi — Robert W. Baird — Analyst
Very helpful, and one final one if I could on the working capital side for 2011. There’s obviously a huge use of cash flow. I think most of that was acquisition related if my memory is correct.
I understand the seasonality of the business, but curious on whether you expect working capital will be a source of cash in 2011 and if you could put some parameters around that, that would be helpful. Thank you.
Rob McNutt — Greif Inc. — SVP and CFO
Yes, this is Rob again. A couple of issues related to working capital and working capital at the end of the quarter.
We did have a modest amount of steel buy in anticipation of further cost increases there, but again not huge there. As you look through the year as we continue to grow the business and prices continue to rise and if we have cost inflation pressure, obviously receivables and inventory will continue to grow as well.
The way I tend to think about working capital is as a percentage of sales or working capital turns, and working capital is one of the things that I really intend to focus on this year in terms of driving out — driving cash from working capital and improving those turns out of working capital. So my intent is to make it a generator of cash.

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March 3, 2011 GEF — Q1 2011 Greif Inc. Earnings Conference Call
Ghansham Panjabi — Robert W. Baird — Analyst
Okay, very helpful. Thank you so much.
Operator
Chris Manuel, KeyBanc Capital Markets.
Chris Manuel — KeyBanc Capital Markets — Analyst
Good morning gentlemen, and welcome aboard, Rob.
Rob McNutt — Greif Inc. — SVP and CFO
Thank you very much, Chris.
Chris Manuel — KeyBanc Capital Markets — Analyst
We’re going to throw you in the fire right away, so I have got questions for each of you, but I’ll start with you first.
Rob McNutt — Greif Inc. — SVP and CFO
Perfect.
Chris Manuel — KeyBanc Capital Markets — Analyst
Help us just so I’m clear on the tax change or the adjustment. Effectively it was a 20% assumption for 2011. You’re saying use the 24.5, 24.6 assumption and that’s the whole differential is on the tax component. Is that correct?
Rob McNutt — Greif Inc. — SVP and CFO
That is correct.
Chris Manuel — KeyBanc Capital Markets — Analyst
And it is — what would’ve changed from December 9 to now that would have facilitated such a change in book but not necessarily cash?
Rob McNutt — Greif Inc. — SVP and CFO
And a good question and it’s a fairly complex issue. I will try and boil it down fairly tightly for you.
When the Company acquired Van Leer, in conjunction with that acquisition acquired some tax NOLs. Those tax NOLs had a defined life. That tax NOL life was coming near its end, and so the Company had been reserving against that tax asset.

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March 3, 2011 GEF — Q1 2011 Greif Inc. Earnings Conference Call
As we got closer to the end of the life, our tax folks had developed — in Dutch tax law there is an opportunity to extend those NOLs with a restructuring, and our folks have developed a structure that we’re very firm ground, will in fact allow us to extend those NOLs about 10 years.
I think the number is $23 million as the dollar amount of that NOL. And so we have reserved against that to reduce that asset so that our tax expense in our tax expense line would’ve been lower, that is around the 20% range, had we been able to revalue that NOL back up.
As we went through that analysis, the conclusion was for book purposes and the timing of recognition that the more conservative approach of recognizing that over the life was what we were comfortable with as we booked it for Q1. So we will continue to assess, we’ll put that structure in place so that that is where you come to the conclusion that from a cash perspective that we will be able to realize that. From a book perspective as the accountants go through the analysis, we will continue as we do with any estimate to continue to reassess that every quarter.
Chris Manuel — KeyBanc Capital Markets — Analyst
That’s actually very helpful. But as we would think forward 2012, 2013, I know this gets tougher, but with 24.5, 25, something like that appear to be a sort of reasonable rate to assume?
Rob McNutt — Greif Inc. — SVP and CFO
That is a very tough issue. As you know, we are constantly looking at how to optimize the business structure in the different tax jurisdictions in which we operate.
I think it’s important to understand we operate in something like 58 tax jurisdictions. That’s countries around the world as well as state jurisdictions. So that’s really, really tough to forecast. That is tougher than forecasting income out.
Chris Manuel — KeyBanc Capital Markets — Analyst
And I know, I recognize that you don’t have years of history with this yet too, so I appreciate the help. A question for you, Mike, is can you talk a little bit about the volume trajectory through the quarter and maybe how — I know you frequently don’t do this — but talk about maybe what you saw in February thus far?
It is our understanding that January was a pretty tough month with a lot of your key chemical customers, petroleum-based customers potentially shut down due to some other stuff here and there. Could you talk a little bit about maybe how that trajectory changed and how you feel about the balance of the year?
Mike Gasser — Greif Inc. — Chairman of the Board and CEO
Yes, I don’t have at my fingertips the monthly volume, but I’ll give it to you on a quarter basis year over year, Chris, and then I’ll talk a little bit about January. We’ll give you a high-level regional volume comparison of this quarter compared to last year for the same quarter.
So for North America, our volume was up mid single digits quarter over quarter. Latin America was mid-single digits. EMEA was high single digits and the APAC region was low double digits.
So quarter over quarter, strong volume. January did get affected by whether. This is very unusual for us to have weather-related shutdowns because I just can’t remember us very seldom having it.

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March 3, 2011 GEF — Q1 2011 Greif Inc. Earnings Conference Call
We probably lost nine to 10 days of plant operations in January, which is not insignificant when you consider that just doesn’t happen. We did not quantify that because it just happened during the period.
As far as February, February volumes are tracking okay. The indications are that we have got over the last couple of days is February was a good month. It’s a shorter month, so from an absolute numbers standpoint, they’re not as large, but they are tracking good.
So our estimates of volume for the year, we’re comfortable still with it. Business seems to be okay right now and we think we are going to have a good year if it continues that way.
Chris Manuel — KeyBanc Capital Markets — Analyst
Okay, that’s helpful. And then I don’t want to leave you out, David. I have a couple questions for you as well.
With all of the inflation that we saw through the quarter particular polypropylene, and I recognize a lot of — most of your FIBCs are made from polypropylene. What are the contracts like in this business?
We know and Mike talked earlier and I think Rob talked earlier about 50% on long-term contracts or your traditional legacy business. How is that different in FIBCs? And your margin was still pretty solid there through the quarter. Is there any risk or concern you have got? If you can you just give us an update there potentially.
David Fischer — Greif Inc. — President and COO
Yes, I would say the best way to describe the contracts in the Flexible business is that they are all over the map. We inherited three separate production houses, the largest in the world arguably. But they are still small and still fragmented.
They compete in a highly fragmented business. They grew up out of a cottage industry of entrepreneurial-based businesses. They all had their different practices. They all dealt through numerous distributors around the world.
And also you have to throw in the complexity of them shipping from one location unlike our Rigid business which is pretty local driven. They shipped long distances over a longer supply chain.
So we have a time element here, we have a fragmentation element and we have the different practices of three businesses. Our Flexible team led by Mike Mapes and his crew have done a heroic amount of work already in the first six months.
I would tell you its getting better in terms of structuring those contracts in a similar fashion we structure our Rigid business contracts over the years, and you should expect us to move to that type of construct in terms of pass-throughs in near future as those businesses come together. I would also tell you that the margins you have seen improve haven’t necessarily been from commercial excellence at this point in time, but you are seeing quite a bit of impact right now on the operational impact, our OpEx as we call it within the Greif business system. And over time we’re going to get both engines of CommEx and OpEx working in the right direction.
Mike Gasser — Greif Inc. — Chairman of the Board and CEO
Chris, let me just add one thing on the margins from a macro standpoint. We had set out that we want the margin — we think the margin could get as high as 15% in three years and we still believe that.

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March 3, 2011 GEF — Q1 2011 Greif Inc. Earnings Conference Call
So we have had improvement and as the Greif Business System kicks in, as we get the fabric hub in Saudi, we still believe that that is a realistic expectation for us.
Chris Manuel — KeyBanc Capital Markets — Analyst
That’s helpful. I have a couple further questions. I’ll jump back in the queue though.
Operator
(Operator Instructions). Steve Chercover, D.A. Davidson.
Steve Chercover — D.A. Davidson & Co. — Analyst
So we see that you haven’t done any deals in the first quarter. Would you still consider yourself to be in acquisition mode in 2011 or are you in digestion mode perhaps?
Mike Gasser — Greif Inc. — Chairman of the Board and CEO
Steve, we talked about in the fourth quarter that we wanted to digest the 12 acquisitions that we did last year, seven in the fourth quarter. We also did mention that we had five deals in the pipeline.
So we’re working on those deals. Whether all of those will come to fruition this year or not is still up in the air, but we’re not actually adding new deals to the pipeline. So I think there is the differential.
We will finish one way or the other the ones we have in the pipeline. Not really adding anyone this year just so we can digest the tremendous number we did last year.
Steve Chercover — D.A. Davidson & Co. — Analyst
So I mean if we are in digestion mode, I expect free cash flows will still be pretty significant. Will they be directed towards debt repayment or perhaps some consideration towards the dividend?
Mike Gasser — Greif Inc. — Chairman of the Board and CEO
Well, you know, we have metrics we’re very comfortable with and the metrics is a 30 to 35% dividend to our shareholders over the course of the cycle. So we evaluate that all the time.
And our debt to equity ratio of 30 to 40% and we are a little bit above that. So you know we will as we generate excess cash flow, we will direct it to try to get that metric back down to the most comfortable level for us is 30% to 40%.
Steve Chercover — D.A. Davidson & Co. — Analyst
Okay, and how long will it take for the acquisition related expenses to fall away from the SG&A line assuming no more deals or smaller deals this year?

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March 3, 2011 GEF — Q1 2011 Greif Inc. Earnings Conference Call
Rob McNutt — Greif Inc. — SVP and CFO
A couple of different pieces on that. If you look at the SG&A line, there’s about $13 million of the increase quarter over quarter was related to the Flexibles business, Q1 of 2010 to Q1 of 2011.
As I said earlier, we will continue to work on all of the SG&A including Flexibles. The acquisition related expenses there, some of that will come off through the year.
It will reduce, but I don’t want to give anything firm on when that will be completely done. A lot of that is integration, part of that is related to the jumpstarting and the GBS into the acquisition.
Steve Chercover — D.A. Davidson & Co. — Analyst
Thanks. And my final question is for you, Rob. Obviously it’s early days, but is there anything you have identified that you think you would like to change or do differently? I guess we saw a little bit different disclosure in the package and you mentioned working capital. Anything else?
Rob McNutt — Greif Inc. — SVP and CFO
Yes, a couple of things. You said early days, but the Company has put out metrics before, our aspirations in terms of SG&A costs of 7.5% of sales.
The numbers I mentioned, 11.3, I think if you look back over recent history, it’s been around 10, 10.5. That is an area that I want to dig into and really push to see what the right level and right structure of SG&A and take that out, because a point of SG&A is worth every bit as much as a point in sales price or manufacturing cost.
I will tell you, it’s impressive that Greif Business System and you walk into any one of the drum plants and walk through the impact of that and every year they just keep grinding it out. So if I can take those processes and apply those to administrative processes and be as successful in that, I ought to be able to grind a fair amount of cost out of that. Same thing on working capital.
Steve Chercover — D.A. Davidson & Co. — Analyst
Great, well we look forward to working with you. I think you’ve joined a terrific team.
Operator
Chris Manuel, KeyBanc Capital Markets.
Chris Manuel — KeyBanc Capital Markets — Analyst
A couple more questions for you. Mike, I want to follow-up on Steve’s last question about the acquisitions. In the past you’ve given us kind of a funnel, and could you maybe give us a sense of where that funnel is at, what is left in it?

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March 3, 2011 GEF — Q1 2011 Greif Inc. Earnings Conference Call
Mike Gasser — Greif Inc. — Chairman of the Board and CEO
Yes we have five deals in the funnel, and what I’ve given you in the past really are our multiple range. And it’s multiple 5 to 7.5 times is the range that we have in that funnel. Price, the total cumulative price would be under $400 million and sales would be greater than the purchase price which is generally what I’ve given you in the past.
Chris Manuel — KeyBanc Capital Markets — Analyst
And the areas that are kind of left as target in there, there’s some in FBIC, is there anything recon or is it more traditional fold-ins or —?
Mike Gasser — Greif Inc. — Chairman of the Board and CEO
We don’t really want to go in that direction at this point because they are such small deals I think it would sort of tip our hand, Chris. I think we’ll pass on that one.
Chris Manuel — KeyBanc Capital Markets — Analyst
Okay, I appreciate that. Rob, one more question for you too as well, and I recognize that you didn’t give us this guidance back in December. But I’m still holding you accountable to it, I guess.
Rob McNutt — Greif Inc. — SVP and CFO
Absolutely fair.
Chris Manuel — KeyBanc Capital Markets — Analyst
At the time, the free cash flow assumption was something in that 275 to 300 range. Do you have any update there? Has that changed given no change in tax assumption, but is that still a reasonable view?
Rob McNutt — Greif Inc. — SVP and CFO
Yes, I think as Mike went through and if you look at the quality of the earnings out of the business and the business performance, that that has been rock solid. And assuming we capture the cost inflation as Mike mentioned, we’ve got the mechanisms in place to do so, I don’t see any reason to move that guidance.
Chris Manuel — KeyBanc Capital Markets — Analyst
And then I have got to pick on David here as well here too. David, is there — when you look at your cost price assumptions for the balance of the year, what are you assuming or what’s your kind of view for steel?
It looks like we’ve settled out here around 8, maybe moving up a little more to 850 a ton. What is your view for the balance of the year?

Transcript
March 3, 2011 GEF — Q1 2011 Greif Inc. Earnings Conference Call
David Fischer — Greif Inc. — President and COO
To be honest, I have no idea. You know, we have heard people say it’s going to plateau out and then fall off. We’ve heard people are saying generally run up. There’s really no way of knowing at this point in time, Chris.
And I think the best way I can answer that is that we are well equipped through our commercial excellence type tools to handle it on either way. If I was going to guess, your guess would be as good as mine. So I will leave it to you.
Chris Manuel — KeyBanc Capital Markets — Analyst
Well, maybe I’ll come at it this way. But within your cost price assumption, you were behind somewhat inflation for this year.
Within your earnings guidance and your other operational guidance you’ve given, you’re assuming I believe — or, Rob, maybe you can help us with this, would that be a neutral price cost then over the balance of the year or are you assuming that you’re going to continue to be behind?
David Fischer — Greif Inc. — President and COO
Well, it depends on what steel continues to do. If it plateaus, we’re going to catch up in the next short period of time. But if it continues to go up, we’re going to be on as Mike said earlier, on the backside of that curve. I am anticipating we catch up.
Chris Manuel — KeyBanc Capital Markets — Analyst
Okay, that’s helpful. The last question is on the paper side. There’s been some discussion across industry of maybe 30-ish buck a ton or some grades — other grades have seen more increases along those lines. Any thoughts as to would there be anything else potentially to realize there over the balance of the year or what do you anticipate?
Mike Gasser — Greif Inc. — Chairman of the Board and CEO
We have not factored in a price increase into our guidance. If one comes about, that would be positive for us. And so we just don’t have anything factored into there, Chris.
Chris Manuel — KeyBanc Capital Markets — Analyst
Okay, that’s helpful. Good luck in the quarter, gentleman.
Operator
(Operator Instructions) There are no further questions at this time. I would now like to turn the floor back over to Mike Gasser for closing comments.
Mike Gasser — Greif Inc. — Chairman of the Board and CEO
Thank you and thank you very much. To summarize our comments today, if you would click to slide 15. Greif reported record sales and record gross profit for the first quarter as the gradually strengthened global economy combined with our strong entry into the flexible packaging business drove volumes up.

Transcript
March 3, 2011 GEF — Q1 2011 Greif Inc. Earnings Conference Call
Our operating income was also strong and close to a record and I believe will continue to improve as the cost pass-through mechanisms kick in and we continue to drive the Greif Business System in all of our businesses. Our strategy team is in place and will soon be working on the next stage in continuing to grow the Company profitably for the benefit of our shareholders. I am confident that the pieces are in place for a solid year. Now Deb will conclude our call.
Deb Strohmaier — Greif Inc. — VP of Communications
Thanks, Mike. The digital replay of the conference call will be available in approximately one hour on the Company’s website at www.Greif.com. Thank you for joining us this morning.
Operator
This concludes today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.
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